Exhibit 99.1

WEYCO REPORTS FIRST QUARTER SALES AND EARNINGS

(Milwaukee, Wisconsin---May 4, 2021) Weyco Group, Inc. (NASDAQ: WEYS) (the “Company”) today announced financial results for the quarter ended March 31, 2021.

First Quarter 2021

Net sales were $46.9 million compared to first quarter 2020 net sales of $63.6 million. Earnings from operations increased to $1.6 million from $1.3 million in the first quarter of 2020. Net earnings were $1.3 million compared to $1.2 million in last year’s first quarter. Diluted earnings per share were $0.14 per share versus $0.12 per share in the first quarter of 2020.

North American Wholesale Segment

Net sales were $33.4 million compared to $52.7 million in the first quarter of 2020. Last year’s first quarter included approximately two-and-a-half months of sales that occurred before the pandemic struck the U.S. In mid-March 2020 much of the country shut down, which resulted in a sharp drop in sales in the last few weeks of the quarter. First quarter 2021 sales continue to be impacted by the effects of the ongoing pandemic, resulting in lower demand for dress and dress-casual footwear. However, sales of the BOGS outdoor brand rose 32% in the first quarter of 2021, as consumers continue to spend more time outdoors during the pandemic.

Gross earnings were 34.5% of net sales compared to 31.8% of net sales in last year’s first quarter. Last year’s gross margins were negatively impacted by a 15% tariff on certain footwear imported from China beginning in September 2019; the tariff was later reduced to 7.5% in February 2020. Gross margins improved in the first quarter of 2021 because the Company sold through much of the higher-tariffed inventory during 2020. Selling and administrative expenses were $10.2 million, or 31% of net sales, compared to $14.0 million, or 27% of net sales, in last year’s first quarter. First quarter 2021 expenses were reduced by approximately $1.8 million due to government wage subsidies. Additionally, wages and advertising costs were down for the quarter as a result of the Company’s cost-cutting measures. Earnings from operations were $1.4 million compared with $2.8 million in the first quarter of 2020. The decrease was due to lower sales, partially offset by higher gross margins and lower selling and administrative expenses.

North American Retail Segment

Net sales were $5.6 million compared to $4.8 million in last year’s first quarter. Same store sales were up 32% for the quarter due to a 36% increase in e-commerce sales, mainly BOGS, offset by a 5% decline in brick-and-mortar same store sales. The Company had four fewer brick-and-mortar stores operating at March 31, 2021, as compared to March 31, 2020. Operating earnings were $756,000 compared to operating losses of $89,000 in last year’s first quarter. The improvement was due to the benefit of closing unprofitable stores and higher earnings from the Company’s e-commerce businesses.

Other

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $7.9 million compared to $6.1 million in the first quarter of 2020. This increase was due to 39% sales growth at Florsheim Australia, as compared to the prior year’s first quarter, with sales up in both its wholesale and retail businesses. The stronger Australian dollar relative to the U.S. dollar also contributed to the increase, as Florsheim Australia’s net sales in local currency were up 19% for the quarter. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $481,000 compared to operating losses of $1.3 million in the first quarter of 2020. The reduction in operating losses was due to improved performance at Florsheim Australia.

“As expected, sales of our legacy brands remained depressed in the first quarter as a result of the ongoing pandemic,” stated Thomas W. Florsheim, Jr., the Company’s Chairman and CEO. “However, we are seeing signs of improvement, as orders accelerated within our wholesale business late in the quarter. At retail our performance was strong due to the growth in e-commerce, and we are also seeing a resurgence in sales overseas, particularly at Florsheim Australia. We look forward to building on this momentum as we move throughout the year.”

On May 4, 2021, the Company’s Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on May 28, 2021, payable on June 30, 2021.

Conference Call Details:

Weyco Group will host a conference call on May 5, 2021, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: http://www.directeventreg.com/registration/event/4483678. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/yw2xz7h4. A recording of the conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC. With respect to the COVID-19 pandemic, numerous factors will determine the extent and length of the impact on the Company, including the extent and duration of the pandemic and its impact on the global economy; actions taken by governments, such as stay-at-home and similar orders that, among other effects, require retail store closures or limit foot traffic; the financial health of the Company’s customers and business partners, including the effects of any bankruptcy proceedings by such parties; the performance/resiliency of the Company’s supply chain; and the health and welfare of the Company’s employees. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske

Senior Vice President and Chief Financial Officer

414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(In thousands, except per share amounts)

Net sales	$46,900	$63,584
Cost of sales	27,595	40,407
Gross earnings	19,305	23,177

Selling and administrative expenses	17,671	21,836
Earnings from operations	1,634	1,341

Interest income	131	149
Interest expense	(7)	(51)
Other income, net	138	407

Earnings before provision for income taxes	1,896	1,846

Provision for income taxes	571	684

Net earnings	$1,325	$1,162

Weighted average shares outstanding
Basic	9,680	9,781
Diluted	9,686	9,786

Earnings per share
Basic	$0.14	$0.12
Diluted	$0.14	$0.12

Cash dividends declared (per share)	$0.24	$0.24

Comprehensive income (loss)	$1,365	$(1,258)

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2021	2020
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$24,860	$32,476
Investments, at fair value	20,011	-
Marketable securities, at amortized cost	1,483	2,215
Accounts receivable, net	32,317	34,631
Income tax receivable	853	1,374
Inventories	47,340	59,025
Prepaid expenses and other current assets	3,951	4,610
Total current assets	130,815	134,331

Marketable securities, at amortized cost	11,804	12,800
Deferred income tax benefits	1,218	1,235
Property, plant and equipment, net	30,196	30,759
Operating lease right-of-use assets	10,538	9,613
Goodwill	11,112	11,112
Trademarks	32,868	32,868
Other assets	24,164	24,001
Total assets	$252,715	$256,719

LIABILITIES AND EQUITY:
Accounts payable	$6,605	$8,444
Operating lease liabilities	4,048	4,245
Accrued liabilities	10,640	11,656
Total current liabilities	21,293	24,345

Deferred income tax liabilities	3,001	2,914
Long-term pension liability	33,191	33,534
Operating lease liabilities	8,565	7,734
Other long-term liabilities	245	267
Total liabilities	66,295	68,794

Common stock	9,735	9,797
Capital in excess of par value	67,723	67,178
Reinvested earnings	136,927	138,955
Accumulated other comprehensive loss	(27,965)	(28,005)
Total equity	186,420	187,925
Total liabilities and equity	$252,715	$256,719

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,325	$1,162
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	623	733
Amortization	82	71
Bad debt expense	17	145
Deferred income taxes	39	360
Net foreign currency transaction gains	(115)	(356)
Share-based compensation expense	545	351
Pension expense	-	111
Increase in cash surrender value of life insurance	(150)	(135)
Changes in operating assets and liabilities -
Accounts receivable	2,273	4,878
Inventories	11,700	18,704
Prepaid expenses and other assets	572	2,176
Accounts payable	(1,839)	(8,477)
Accrued liabilities and other	(1,425)	(5,410)
Accrued income taxes	522	680
Net cash provided by operating activities	14,169	14,993

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	1,720	4,510
Purchases of investment securities	(20,011)	-
Purchases of property, plant and equipment	(73)	(1,797)
Net cash (used for) provided by investing activities	(18,364)	2,713

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(2,319)	(4,694)
Shares purchased and retired	(1,079)	(1,304)
Proceeds from bank borrowings	-	11,883
Repayments of bank borrowings	-	(18,932)
Net cash used for financing activities	(3,398)	(13,047)

Effect of exchange rate changes on cash and cash equivalents	(23)	(277)

Net (decrease) increase in cash and cash equivalents	$(7,616)	$4,382

CASH AND CASH EQUIVALENTS at beginning of period	32,476	9,799

CASH AND CASH EQUIVALENTS at end of period	$24,860	$14,181

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$24	$235
Interest paid	$7	$51